Annual Report

Cover Page

Name of issuer:

Thisisground Holdings, Inc.

Legal status of issuer:

Form: Corporation
Jurisdiction of Incorporation/Organization: DE
Date of organization: 10/1/2015

Physical address of issuer:

2449B Hunter St.
Los Angeles CA 90021

Website of issuer:

http://www.thisisground.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

4

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$532,667.00	$931,925.00
Cash & Cash Equivalents:	$38,383.00	$284,868.00
Accounts Receivable:	$47,116.00	$93,980.00
Short-term Debt:	$229,311.00	$516,996.00
Long-term Debt:	$653,832.00	$513,320.00
Revenues/Sales:	$2,920,478.00	$3,892,062.00
Cost of Goods Sold:	$1,492,862.00	$2,339,786.00
Taxes Paid:	$17,049.00	$15,490.00
Net Income:	($241,974.00)	($359,517.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Thisisground Holdings, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☑ Yes ☐ No

Reason for failure to comply:

The issuer failed to file a 2016 annual report.

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Mike Macadaan	CEO	This Is Ground	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Mike Macadaan	President	2015
Mike Macadaan	CEO	2015
Mike Macadaan	Treasurer	2015
Mike Macadaan	Secretary	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Science Media, LLC	2,890,000 Preferred	49.0
Mike Macadaan	3,000,000 Common	51.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> Manufacturing. We currently have two main manufacturing partners, located in Los Angeles and Italy. An interruption in the operations of either plant could potentially result in an interruption of our own business and the need to divert resources into making up any production deficits.
>
> Leather Goods. Leather goods represent a large portion of our product offerings. While we do not foresee it happening, if there were an interruption of the leather supply or an increase in the price of leather, it could impact our operations and our ability to fulfill orders or to meet demand.
>
> Reliance on Electronics. Some of our goods are made to be used with electronics of specific dimensions and specs. As a result, we need to predict what products to create for and the demand for those products. If we are incorrect about those projections, it could lead to overproduction or underproduction of those items.
>
> Design. We're in the process of fleshing out our collections. Once a collection is set, it's just a matter of updating them annually to ensure current fit with current hardware. If there's an interruption to our design process or something happens to our design team, it would require a quick recovery.
>
> Shipping. Our customers are all over the world. Since the majority of our business comes from the internet and thus we have to fulfill orders that require global shipping, this represents logistical risks. Those risks would be that if inventory is destroyed in a warehouse or lost in transit.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	6,000,000	3,000,000	Yes
Preferred Stock	2,890,000	2,890,000	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

The company has two outstanding loans:

1) $69,000K balance on a Paypal Working Capital Loan with a 1-year maturity. The loan carries no interest, instead there was a $13,700 inital fee that has already been serviced.

2) $25K convertible note which matures May of 2018 at an interest rate of 4% per annum.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
9/2013	Section 4(a)(2)	Priced Round	$25,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

The biggest change is that we've have expanded our fulfillment back into the United States. We noticed a pattern that affected brand perception from our domestic customer base that when they had to return items to the U.K., it only compounded their frustrations. Given that 60% of our sales comes from the U.S., we made the decision to move inventory to a new warehouse located just outside of Dallas, Texas. We now have the ability to accept return and fulfill orders from North America directly from Texas. Additionally we've branched our website so that if you access our digital shop from outside of North America, it goes to thisisground.co.uk - this allows us to separate global orders that will still go to our U.K. warehouse from our domestic orders. This was a big effort that we started at the beginning of the year to be in a position to learn and course correct by holiday season.

We expect our revenues to be flat year over year as we had to make the trade-off of a revised operational strategy vs. design and build of new products. That said, we have shipped a few new products and have an aggressive launch schedule for the second half of 2018. Expenses will reduce over the next few months as the initial investment of activating the new warehouse is now in the past. We also invested in the build of a new IOS mobile app which will go into Q1 operational costs.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.thisisground.info/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Mike Macadaan

Appendix E: Supporting Documents



THIS IS GROUND

Premium leather tech accessories handmade in Los Angeles & Italy

$252,336 raised from **172** investors
Successfully Funded on Oct 15 2016

> *We design and hand-craft leather accessories for tech geeks, artists, and everyone in between. Our goal is to spoil our customers with top-quality goods that cater to their everyday needs. We source our leather from Italy, craft our products in LA, and distribute to 10 countries. The quality and care of our products have helped us grow 50% year over year and nail partnerships with companies like The Wall Street Journal, Facebook, NBA, Stephen Colbert, Apple, and Warner Brothers.*



Mike Macadaan
CREATIVE DIRECTOR & CEO, THIS IS GROUND

OUR AMBITION

Everyday, we accumulate more tech—chargers, wires, tablets—but until now, there hasn't been a savvy way of organizing them on-the-go and look great while doing so. This is Ground is designed specifically for living in 2016. All of our products—from the cord taco that keeps your headphones detangled, to the Mod which handles everything from your laptop to your sunglasses—are crafted to make living with technology easy *and* stylish. That's why we design goods for tech giants such as Facebook.

KEY FACTS

- 2015 Revenue: $3,212,573
- 70%-90% profit margins
- $200k - $500k / month revenue depending on season.
- Business customers include: Facebook, Squarespace, Dropbox, Nascar, Apple, NBC, and Paramount Pictures.
- Founder was an early investor at Dollar Shave Club and designer at Myspace and MeUndies.

DOCUMENTS

transcripts.txt

thisisground.com

from Los Angeles CA

RETAIL FASHION ECOMMERCE

Why I Like This Is Ground

Mike and his team of hustlers are changing the way consumer goods are made and sold online. Rather than talk a big game, they're making it happen. Mike's design background has given him the secret weapons that most CEO's have to hire to obtain. He understands product design, period. He also knows that the environments with his team and partners breeds outcomes that the general public lusts after. I've been involved with Macadaan in prior projects that have been noted by the New York Times and look forward to future projects.



Mike Edwards

CEO OF MOBIO TECHNOLOGIES AND INVESTOR IN THIS IS GROUND

Made of extremely high quality leather, the type you can smell before even picking up the bag.

TechCrunch

The mad scientists of tech organization.

Uncrate

Mod Tablet 2 by This Is Ground | Blackbird Automotive Journal

A customizable leather carryall designed to satisfy the needs of a diverse range of lifestyles and professions, the Mod features a seamless magnetic spine that accommodates modular inserts.
July 14, 2016 @ blackbird-autojournal.com

This Is Ground Tech Dopp Kit

Designed to be a handsome home for all your mobile gear, the Tech Dopp Kit from This Is Ground organizes your essentials and surrounds them in luxe leather. There's now a place for your cords, headphones, favorite shades, and every...
July 14, 2016 @ uncrate.com

Here Are the 20 Best Tech Gifts for Under $200

Prepare yourself, winter is coming... With just a week left before Thanksgiving and the always mind-numbing retail gold rush that is Black Friday, DC Inno has got your back this holiday season. We, as you may know if you've spent more than 30 seconds on
July 14, 2016 @ dcinno.streetwise.co

18 Gifts for Technologists | |

Travel information and inspiration for the way you like to travel.
July 14, 2016 @ fathomaway.com

5 Carry-On Packing Tips for Thanksgiving Travel

1. Roll Your Clothing You've probably wondered, "Should I fold or roll?" The answer is to roll. It saves a lot space-and bonus, it helps keep your clothes wrinkle-free. 2. Stuff Your Shoes Not only will filling your shoes with underwear and socks use up extra
July 14, 2016 @ whowhatwear.com

TravelPulse Tech Review: This is Ground Mod Laptop 2

Mod Laptop 2, This Is Ground, $399, thisisground.com For the past few weeks I've been test-driving what is basically my mobile office. It's the Mod Tablet 2 from an American company, based in Los Angeles, called This is Ground.
July 14, 2016 @ travelpulse.com

Black Friday & Cyber Monday 2015 Survival Guide

Black Friday & Cyber Monday 2015 Survival Guide-130 Places (& Counting!) to Score This Year's Biggest Deals iStock In order to get to the most wonderful time of the year, we've got to get through the most frantic day of the season.
July 6, 2016 @ eonline.com

Father's Day gifts for the travel-loving dad

He can get that for himself anytime he wants. Given he's probably bailed you out of more than one mess, coughed up cash for college or fixed that thing in your car/house/life you didn't know what to do with, there's no better time than now to
July 6, 2016 @ edition.cnn.com

This Is Ground Voyager WiFi Bag

The mad scientists of tech organization are back with a full-sized bag that'll not only store the stuff you'll need on arrival - but also help you get there. The Voyager Bag from This Is Ground is a weekender-sized utility...
July 6, 2016 @ uncrate.com

Hands On With Voyager, A Wi-Fi-Enabled Leather Travel Bag

As someone who travels a lot, I've always struggled with finding the perfect bag. Anything with wheels is clunky, duffel bags always mix up my clothes and gadgets, and backpacks make me look like I'm still in middle school. Enter Voyager, a bag
July 5, 2016 @ techcrunch.com

Today in Gear: January 11, 2016 * Gear Patrol

On the Radar Reveals, New Launches and Gear Amid the abundance of wearable fitness trackers, the new Kuai headset is a great option for those who prefer running sans any extra weight whatsoever, combining the functions of a heart rate strap,
January 11, 2016 @ gearpatrol.com

The PSFK Holiday Gift Guide 2015

Based on a year of research by PSFK Labs, we curated a list of near future-proof holiday gifts This holiday season, gift wrap the future. This year's PSFK Holiday Gift Guide taps into PSFK Labs' year-long research-soon to be available as a Debrief
December 23, 2015 @ psfk.com

30 Awesome Last Minute Gifts for $100 or Less

In a frantic frenzy to find stocking stuffers for your employees? Here are some gift-worthy ideas--from food and tech gear to stress relievers.
December 15, 2015 @ inc.com

WhereLA.com Holiday GIft Guide 2015

What do you give to the person who has everything? Our holiday gift guide serves up handpicked prezzies that are sure to delight this season.
December 15, 2015 @ wherela.com

Gift Guide: Luxe Travel Items for Your Favorite Jet Setter

Tory Burch's Minnie travel ballet flats are essential to your traveling needs. They're crafted in super-soft, supple napa leather and feature a slip-resistant split rubber sole, layers of foam cushioning and stitch-and-turn construction-a special sewing
December 15, 2015 @ hauteliving.com

Chic, Not Geek: The 32 Best Tech Gifts to Give This Holiday Season

This season, why not look to the latest slew of chic gadgetry as you tick off your gift list? We live in the digital age, meaning tech gifts are surprisingly fail-safe, and often among the items that many want but few actually ask for.
December 9, 2015 @ vogue.com

16 Amazing Gifts That Anyone in Your Life Would Want

When you have no idea what to give someone, try one of the presents on this list.
December 7, 2015 @ cosmopolitan.com

13 Ways To Make Traveling Suck A Little Less - SELF

While traveling can be a fun adventure, schlepping your stuff and dealing with a disrupted body clock most certainly isn't. Here, travel experts share ways to make your life easier while you're in transit-along with some favorite picks for arriving fresh
December 6, 2015 @ self.com

9 Top Tech Gifts to Put Under the Tree

9 Top Tech Gifts to Put Under the Tree | Made Man
December 3, 2015 @ mademan.com

10 Excellent Gift Ideas For The Tech-Obsessed

We spend hours and hours every day glued to our phones, computers, and other beloved gadgets. So when it comes to the holiday gifting game, why not opt for some of this year's coolest tech toys and accessories? Check out our suggestions below,
December 2, 2015 @ theoutfit.com

What Every Guy Secretly Wants for the Holidays

Hey, no one said shopping for your man friend was an easy job. The trick is to double down with not just one but two presents that pair together for the perfect gift. Look at it this way: You'll get to update his wardrobe, give him something fun, and score
December 1, 2015 @ cosmopolitan.com

2015 Holiday Gift Guide · i am a food blog

Happy Friday! It's the day after Thanksgiving and that means it's time for leftovers and the start of the holiday season! My eyes get extra sparkly right around now because it really is the most wonderful time of the year.
November 27, 2015 @ iamafoodblog.com

Six Bags for Easy Holiday Travel

There's generally nothing easy about holiday travel, which, in the States, commences with Thanksgiving. Packing can be a hassle, especially when toting gifts around. A lot of things need to fit into a little space, oftentimes with a short amount of planning in
November 25, 2015 @ coolhunting.com

Outside-The-Box Gift Ideas For Everyone On Your List | The Zoe Report

We all know and love traditional crowd-pleasing gifts such as small leather goods, coffee table books and candles-but if you've already exhausted these options in years past, the need for something new and fresh becomes imminent. Here are 5 gifting
November 24, 2015 @ thezoereport.com

Das Tech Dopp Kit macht Schluss mit dem Kabelsalat

Jan Bohmermann hat WIRED ein Geheimnis verraten: Der Entertainer ist nicht nur ein Gadget-, sondern auch ein Ordnungs-Freak, weshalb er nie ohne ein gut sortiertes Mappchen mit Kabeln, Anschlussen und Adaptern aus dem Haus geht. Genau fur
September 28, 2015 @ wired.de

Daily Crush: Customizable Leather Carry-All by This Is Ground

Being tidy and organized never looked as good as it does with This Is Ground's collection of high-end leather goods. Designed and made in Los Angeles, the company expertly blends function with form, offering a wide array of products to
September 3, 2015 @ out.com

This Dopp Kit Is a Tech Traveler's Dream

People travel in different ways. There are those who get to the airport with three hours to spare, and there are the last-minute sprinters, hurdling over wheelie bags as their final boarding announcement echoes through the airport. By that same logic,
September 1, 2015 @ cntraveler.com

Back-To-School Cool

It's hard to believe that my last, first-day-of-school was more than five years ago; where has the time gone? As I watched new students move into my alma mater last week, I couldn't help but feel nostalgic.
August 31, 2015 @ huffingtonpost.com

Tech Dopp Kit by This Is Ground - Design Milk

Tech Dopp Kit is a minimalist design created by Los Angeles-based company This Is Ground. The leather case is a zip-up organizer with a dedicated space for any number of electronic peripherals and accessories. A series of straps are situated on the
August 27, 2015 @ design-milk.com

This Is Ground Mod Tablet 2 Mini

If you've been searching for a grab-and-go solution for your carry, look no further than the Mod Tablet 2 Mini by This is Ground. This everyday organizer is perfect for assembling your essentials and transporting them with class. The magnetic inserts are
June 12, 2015 @ everydaycarry.com

The Handcrafted Mod 2 Lifestyle Organizer Is Perfect For Your EDC

After first popping onto our radar with their Stash iPhone 6 Case, the crew at the LA-based This Is Ground is back with another gem in the Mod 2 Lifestyle Organizer. Serving as a follow up to the original Mod, the second iteration has been updated to
April 6, 2015 @ hiconsumption.com

The "Mod 2" Lifestyle Organizer by This Is Ground · Selectism

For this writer, the thought of an organizer conjures up images of legal papers, archaic laptops and lots of suits and ties. However, Los Angeles-based design studio This Is Ground 's "Mod 2" lifestyle organizer goes a long way to change that
April 1, 2015 @ highsnobiety.com

Le Mod Laptop Craft Edition, un veritable ecrin pour MacBook

Le Mod Laptop Craft Edition, un veritable ecrin pour MacBook Publie le 26 fevrier 2015 dans la categorie Gadgets par La Redaction Pochette multi-usage par excellence, le Mod Laptop Craft Edition, en cuir premium, embrasse egalement, et
February 26, 2015 @ leshommesmodernes.com

Freegums Collaborates With This Is Ground on a Dope Mod Illustrator iPad Case

Los Angeles-based artist teamed up with handmade leather goods company This Is Ground to create a dope case with illustrators in mind. The Mod Illustrator case is designed to hold an iPad Mini or iPad Air, and Freegum's original artwork has been
November 18, 2014 @ complex.com

Organize Your Everyday Life

Until now, there haven't been well-designed accessories to organize our gadgets.

Our products are ultra high-quality and designed—by designers—for creatives of all types. At first glance, This Is Ground looks simple and minimalistic. But we've designed our products meticulously (a strap for your sunglasses, a sewn-in Tile to find your lost bag) to ensure our customers always have the tools they need.


PUBLIC · SUPPLY
NEW YORK, NY



We're On Track to Earn $5 Million in 2016

We launched two years ago and have grown ~16% month / month.

We first focused 100% on direct to consumer sales with almost zero advertising. Now, we've also set our sights on business customers and a larger international audience. With this funding we will fuel our advertising, open our flagship store in Los Angeles, sign more business clients, and expand aggressively in Europe and Asia.



$1.5M
$1.2M
$900K
$600K
$300K
0
Revenue Q3 2016: $1,166,000
Holidays 2016
2015 Revenue: $3,212,573
Q1 '14
Q2 '14
Q3 '14
Q4 '14
Q1 '15
Q2 '15
Q3 '15
Q4 '15
Q1 '16
Q2 '16
Q3 '16
Q4 '16
Quarterly Revenue
Month / Month Growth: 16.32%

79%
Direct-to-Consumer Profit Margins

50%
Year-Over-Year Growth

10
Countries Currently Distributing

Our Customers are Worldwide Brands

We started focusing on B2B 6 months ago and have landed big partnerships.

THE WALL STREET JOURNAL.

NBC

LATE SHOW stephen colbert

Dropbox

SQUARESPACE

WARNER BROS PICTURES

facebook.

NASCAR

Pinterest

twitter

Artists, Musicians, Actors and More


ITHYLE GRIFFITHS
DIRECTOR & PHOTOGRAPHER

"I have my favorite pens in here. Everything sort of fits in one convenient spot and it looks beautiful."

- Ithyle Griffiths, Director & Photographer

Ithyle uses the Mod with a Everyday Insert.


ALLISON SCAGLIOTTI
ACTOR & MUSICIAN

"I'm an actor, writer, musician, This Is Ground super fan. I don't leave the house without my mod. I require it, both on set and at band practice...

When I go to band practice I switch out my insert and I'm ready to go."

- Allison Scagliotti, Actor $ Musician

Allison uses the Mod with a Bookish Insert.


GEOFF GOUVEIA
ARTIST

"You've got to bring the office with you."

- Geoff Gouveia, Visual Artist

Geoff uses the Mod with a Shooter Insert.

Our Journey So Far

We’re now in the position to grow sales and our customer base worldwide.

Two years ago, Mike designed and patented the Cord Taco which is now licensed to brands all over the world. We've since partnered with incubator Science Media, collaborators like Tile, and streamlined our production in Italy and distribution in the UK.

Partners with Science

Science Media took notice of our first products and brought us into their internal advisory program promising young companies.

September 2014

Apple Endorsement

Apple starts selling Cord Tacos just months after we officially launched.

October 2014

First Enterprise Customer

Subscription service Birchbox takes us into the big leagues with our first large enterprise order.

January 2015



Factories in Los Angeles

We added two local factories in the garment district of Los Angeles to ramp up production.

March 2015



Design Patent for Cord Taco

June 2015

Graduated from Science

After a year of world class advice and connections, we graduated from Science Media to strike out on our own.

September 2015



Italian Sourcing

We make fine leather goods. So we flew to Italy and spent five months sourcing the best leather in the world from tanneries in Tuscany.

Winter 2016

New Headquarters

Our new space in East LA is massive! We now have a design studio, warehouse, and showroom all together in the up and coming Los Angeles Arts District.

Spring 2016

UK Distribution Hub

With products now being made in Italy and a large portion of our customer base in Europe, we moved our primary distribution center to England.

June 2016

$250k Wholesale Order

Recent focus on large branded B2B orders is bearing fruit. We just landed a $250k contract to produce custom products for a large online furniture retailer.

July 2016

6 New Products Launching

This is a big month for us. We're releasing six wholly new products from our design studio on the East side of Los Angeles.

October 2016

New Partnerships

We're partnering with Karma Wifi in Seattle to turn our bags into traveling Wifi hubs. Tile will soon be included in every bag so customers can track their stuff anywhere in the world. And Joey energy will outfit our bags with batteries to charge all the electronics in your life.

Early 2017

Flagship Store

We're honored announce a 10 year lease on a flagship store in a prime location in Downtown LA. We couldn't be more excited about the location and neighboring stores that will drive foot traffic to This Is Ground.

Spring 2017

Design Is All I Do

I've Designed for and Invested in Top Brands Such As:


MIKE MACADAAN
CEO: THIS IS GROUND

Mike's Personal Mod

How does CEO Mike Macadaan use his personal This Is Ground product?


VOGUE
FIELD NOTES

Early iPhone 5 Case Designed Live

Watch Mike's hands as he designs one of This Is Ground's first products.



Let's Design Better, Together

Three years ago I started telling a story. It started with sharing how hard work coupled with tapping into the creative part of your mind could result in a product that would first make you laugh and ultimately appeal to your heart and mind. I was sharing this story with my two sons who thought I was silly for spending time on a product that was fashioned after a taco that I had for lunch. It was really fun to show them that as silly as that idea was, it was possible to turn something that you conceive into a family business. The notion of a family business was short lived as what my sons and I didn't totally realize was that this was actually turning into a larger growth business that didn't seem to have many limitations. This appealed to me as that's the world I thrived in prior to inventing the Cord Taco. I had 14 years of experience working in tech where it was nonstop growth. To date, we've sold over a million Cord Tacos and my sons are starting to pay more attention to my silly ideas.

Our brand was started with a foundation of storytelling and because the growth has been built on one story after another, there's a lot of heart and soul within the environments from which we dwell. At the very core of what we set out to do, it's all about solving real world problems. Of course we do this in the context of our mission which is to enable people to create anywhere. This doesn't mean that we're simply for artists, this means we're connecting with people that create. Our audience is made up of creators of all stripes, all with a common appreciation for the qualities that we happen to believe in as well. The functions we implement within our leather accessories are practical but don't scream utility. Leather gives us this rare opportunity to work with a medium that's a renewable natural resource, can last forever, ages beautifully, and puts to use a material that would otherwise create large scale waste and health issues. Because of it's origin, leather has an inherent organic and warm quality that when mixed with hardware, creates a nice contrast.

With my background and network, I have the opportunity to work with investors that I know. The decision to meet new investors on Wefunder is about community and hoping that in addition to raising the needed funds, that we also start new relationships. We want partners that love what we're doing, want to connect with us to share their ideas, want to get our products into their hands for themselves and their friends & family, and ultimately jump into our brand so that when we tell this part of our story, it will be very clear why we did this on Wefunder.

Much love,



Mike Macadaan

Founder



Mike Macadaan

Creative Director & CEO

Co-Founder of Science (Dollar Shave Club, Dog Vacay); primary author on 10 patents on personalization for large tech brands; Chief Creative on the MySpace redesign which sold to Justin Timberlake.

AND THE REST OF THE TEAM



Francis Leung
Head of European Operations



Nisha Rabiee
Design Director



Grant Perrins
U.S. Operations



Ashley Bolanos
Customer Service

Raised $277,336 From 172+ Investors

Dylan Enright
Art and adrenaline junkie. Most hours at Wefunder, the rest in the mountains. Formerly at Boston College.

James Donnell
58, an auditor and former banker for past 20 years. Have become so interested in investing in start ups. My interests are in tech, medical companies primarily.

Rem Darbinyan
Co-founder of ProDiagnose, first of its kind on-demand ultrasound service.

Benjamin Walker
Banker and small time investor and crowdfunding geek

Octavio Cesar Martinez
lover of art, books, clothes, films, food, music, philosophy and technology; LA native with the blood of 2 continents and 3 countries in my veins.

David Martinez

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What do you make? ^

We make leather accessories, and we make them for people that travel for work. We try to really spoil people that work in technology and the creative arts. We make accessories for them to carry around that's not just their daily gear like laptops or notebooks. We try to get really precise about the types of tools that they use because we have a lot of musicians, illustrators, chefs, and designers that come to expect a lot of organization through our accessories. These accessories are primarily made of leather, and we handcraft them in Los Angeles and Italy.

WF: What makes your products unique? ^

TI: We're all designers from tech and other industries, so we tend to be a little geeky around designing. What makes us unique is that we get very specific; there's a lot of detail in what we do, particularly in the organization of the pockets that we create. From the outside, it looks like our products are very minimalistic and simple. When you start opening them up and exploring, however, you'll see that we invested a lot of thought in the way it's organized.

Now we're taking it a step further where we're partnering with top notch technology providers for things like Wi-Fi, Bluetooth tracking, video, and batteries so that not only do we provide organization for those things, but oftentimes we will ship our products with that stuff built-in. We've partnered with Karma Wi-Fi and you can get our leather Weekender bag which comes with optional Wi-Fi. It's not sewn into the bag itself, but we created a leather sleeve that docks into the bag so that you can use it when it's in the bag or you can peel it off and use it separately.

WF: What problem do you solve? ^

TI: We have more and more gadgets that we carry with us and use every day, yet there just hasn't been a really high quality, well-designed set of accessories and bags that can organize these electronics.

The one that pointed this out to us was Apple. We were in a meeting with the head of North American retail sales, and we were tossing around ideas. At the time, we were really focused on steering table organization. Our first products were focused on cords and making sure they didn't get tangled, but Apple started to fantasize about the 90s when they had these organizers. They were like, "No one is really thinking about this for modern-day gear. Everything's been consolidated, all of those old contact books, calendars, notebooks have all been consolidated into tablets, and now we're even getting into the styluses." They asked us to take a crack at designing something for it, so that's when we did the Mod, which stands for modular, that took care of all of that daily gear we travel with.

We saw that there was definitely a gap there, and not only that, but it also seemed like the stuff that really did get specific around organization for daily gear didn't have the level of masculinity that we were looking for. I don't want to get into gender, but we felt that there often weren't enough masculine options.

WF: Who are your customers? ^

TI: My background is user experience, and in user experience there's a whole bunch of user research skills involved. When we set out to do the first more complex product, which was the Mod, we had these big boards that were mood boards/personas on the types of customers that we wanted to make stuff for. We decided that we wanted to go after customers who were digital and creative. I would say that, for the most part, those personas that we were trying to reach by creating something specific for them are definitely our audience today. We cater to a lot of photographers, illustrators, designers, and people that are really into stationary.

There's also a crop of executive professionals that travel frequently or go to a lot of meetings, and they want to have a standout piece that they can unzip and show off during the meeting. Our products have an aspirational level of organization that gives off a sense of zen and calmness to people that really prize organization. When their stuff is put together, they also feel put together.

When it comes to customer gender, we're completely split half-and-half. It used to be that we would skew more towards men, but the funny thing about that is that when you market towards men, it appeals to both men and women whereas marketing towards women turns off men. As long as the product is great, women don't care if it was "meant" for men or women. Since our audience is split, we try to make products that don't skew towards either feminine or masculine. I would say that they tend to be a little more masculine, but I would say that they're just more neutral so anyone can carry them.

WF: How did the idea of leather goods get started?

I was co-founder of an accelerator called Science in Los Angeles and a lot of the businesses that we worked with in the early stages were around e-commerce. We did Dollar Shave Club, some e-tail type stores, and things that had to do with food. I was living downtown and I wanted to really get into the shoes of the maker, the artisan, the person who wanted to start a brand and sell their wares on Etsy. Part of it was also fueled by a desire to pick up a new hobby. I decided that since I was living in downtown LA, and there were a lot of resources and experts around making leather accessories, I could mess around with that world. For the most part, I was making phone cases and wallets for myself, friends, and family. Then a friend of mine that was working on a blog post for a well-known design blog asked me if I could come up with something clever to organize cords, and I just had tacos to eat. I woke up with that deadline approaching, and I started to really think about the taco shell and how functional it was despite its simplicity. The two ideas came together where I was like, "Oh, you take your earbuds and wrap them up and you put them in this taco shell, and you snap it shut. That would be really clever." I mocked that up, and it was one of 30 products that were featured in this makeover post. It was the one piece that everyone was like, "Where do I buy that?" so they encouraged me to open an Etsy store, which was great because I was doing the research anyway, and this Cord Taco started to sell like crazy. That's where it all started. When that really started to take off, it opened my eyes to the space of leather accessories, and that's when I started to identify, "Oh, there's definitely a lot of opportunities here." This was the end of 2012.

WF: How did you start the business?

TI: In the very beginning of the business, I went out and met a bunch of people that worked at other factories. It was sad, actually, because these were people that were sometimes second and third generation leather craftsman, but were essentially working for minimum wage for someone else that was earning big profits off of this stuff that they've created. When I became friends with them, and they realized that I was an entrepreneur, they asked me if I could help them fulfill their dream. Their dream was simple: they wanted to be their own boss, they wanted to make a bit more money, and they wanted an environment where they could pass down their craft to their children and they didn't really feel like they could do that in the environment they were in.

So I took people from about five factories and built them a space, bought them a bunch of equipment, and I basically said, "I want to be your primary client." They responded, "As long as you can keep us busy," and we're keeping them very, very busy.

When we realized that the demand for our products was higher than our local LA capacity, and that there was growth in Europe, I flew to Italy at the beginning of the year and for the last six months, I've basically been teaching two factories (one in Milan, one in Florence) how to make our product. For the last couple of months, we've been pilot testing all of these different products that they've been building, which are the European versions for our local European market and it's been going great. The level of knowledge in Italy around leather making doesn't get any deeper than that anywhere else. It's not the same as that of our LA factory, but these guys are hard to rival when it comes to precision and quality.

WF: Tell us about the manufacturing process.

TI: Everything we make is 100% handcrafted. We don't use any large-scale automated machines. There are people that are using automated cutting and automated sewing, but ours is all handcrafted. I'm really attracted to the people that make our stuff, and I'm attracted to their story because I think that whatever they're going through is transmitted into their craft. The folks that work for us in LA are so grateful that they're able to live out their dreams that it shows in the quality.

In the first factory that I found Italy, the employees are basically a big team of moms drop their kids off to school in the morning before they come in to work. They work until the kids get out, and then they go home, but they also work on Saturdays. They are so thankful and loving, and all that shows in the results and the products they build. The other factory in Italy is a sweet family that functions more as our R & D shop in Milan. They're a very sweet family that has been working together for several generations. The nice thing about Italian manufacturing is that all the leather is tanned there as well so it's pretty much all local. The zippers, the snaps, and the magnets all come from Italy.

Another thing about our manufacturing process is our fast production rate. People are always shocked at how quickly we can turn large, high customized volumes of product around. People call us and they say, "Hey, can I get this in blue leather? Can you match the blue that we used in the Dropbox logo? Can you stamp our logos?" and so on. What we found out about the rest of the world is that sometimes you can't even find anyone that will do that for you. A lot of the products that you'll find on the commercial gift side aren't exactly products that anyone has ever felt proud about giving as gifts. I'm talking about frisbees, coffee mugs and stuff like that, so there's definitely a gap when it comes to the quality of these gifts. We're able to turn customized products around in a couple of weeks that's high quality, tasteful, and useful.

WF: Why handcrafted products?

I think that there is just a level of detail and a level of craftsmanship that is unachievable if it's all machine made. When you're handcrafting stuff, it forces you to check your work and to make sure that the quality is there. When there's an "assembly line" or "factory automated machine" mentality, it promotes laziness. To me, there's just something special about it being handcrafted. There's a different level of care that goes into each one, and it's a lot more special.

WF: What's your distribution model?

TI: Our entire model is, first and foremost, fueled by our influencer network. We don't advertise; all our customers hear about us from social media and press. There's really a few components of the business that we focus on. The first component is "direct-to-consumer" service through our website, Amazon, and some of our other visible partners.

The second part that we focus on is B2B. On the B2B side, we have partnerships and accounts with large wholesalers or drop-ship accounts. We also do corporate and promotional gifts. For example, if Facebook did a big speaking event in Europe or somewhere, we're one of their preferred vendors so they'll contact us and we'll make our products with the Facebook logo. Or if you get a job at, say, SquareSpace, you get a Cord Taco in your welcome kit, and it's the same at Dropbox. A lot of tech companies give our stuff out to employees and at events.

Our revenue is split between these two categories, 60% on the direct consumer side, and 40% on the B2B side.

WF: What are your margins?

On the direct-to-consumer side, the majority of our products generate about 70% margin. There's a few that are right around 60%, but that's for very strategic reasons. For the most part, the majority of them are between 70-80%. Then, of course, we have to discount as we get into the volume side of the business. Just like anyone else, we'll discount around 30% for drop-shipping and 50% for wholesale on qualified partnerships. We don't do partnerships with just anyone, so it's really just for the ones that we think are good fits.

WF: What does growth look like?

There's definitely growth. If you look at all the different parts of the business, I would say that growth rates have been between 50-100%, year over year. We have been focusing on getting the products made in the right way, scaling into Europe, getting the right people in there for the different functions of the team. We haven't been really investing a ton of money in advertising, so we've accepted the fact that the growth that we have could be much higher. I come from an accelerator, so higher growth to me is 100-200% growth. We've definitely experienced numbers that high in certain parts of the business, but we're also just pacing ourselves to make sure that we don't get into a situation where we've got this crazy growth, but the product that we're putting out there is a product that we're not happy with and thus will have a long term negative effect. The European expansion gives us much more confidence in our ability to sell and produce products. We know there's a demand for them and people like what we make.

WF: What are some business challenges you've encountered?

TI: Scaling production into Europe was definitely a challenge. I think the thing that I also find challenging is just dealing with cash flow. There's all of these levers in front of us that, I know if I pull them, are going to help the company grow, but those levers are expensive. It's just managing the spending and cutting off the potential for growth, which has been fine, but I think just cash flow is a bit problematic.

Then I would say the last challenge is not having been able to anticipate the amount of growth. We had no idea that we were going to be doing $600,000 in sales last October. Our business model at that point was made-to-order so you would place an order on our website, we would get the money, place an order with our factories here in LA, and then two weeks later we would send that out. That, as you can imagine, drove a lot of people crazy during the holidays when they were like, "What? Two weeks to get this?" That made-to-order model just did not work for the holidays. We just had no idea we were going to experience that kind of growth. Luckily, now with Italy on board, we're putting inventory on the shelf so we're going to be ready this holiday season for sure.

WF: What are your plans for the future?

That's a tough one because when it comes to products, we're pretty focused. You'll see some of our competitors out there making coffee, sometimes they're making music, sometimes they're just doing a whole bunch of things, but we're really focused on the products that we're already making.

It's hard to put an idea of growth on the technology part of things. We're getting inquiries from some really big technology companies that want to basically turn us into a wearables company, and we struggle with that a bit because putting built-in hard drives in our backpack isn't necessarily what we want to do. We want to do what's smart, solve real problems, but that world of technology has fused into our products and while it's pretty fascinating, it's also really hard to size that up. We're starting with accessories, then we're going to move into home goods and destination goods. We're working on a collection right now that's all about making unfamiliar places more familiar for our constant travellers.

I think that we're definitely a growth company, but I'm not trying to create a cash cow. I'm just fascinated with technology and new products. I'm cursed with this designer syndrome where I have to please everyone through our products, but it hurts in a good way because I think that we're putting out really fantastic designs. I also see ourselves crossing over onto a mobile app. The mobile app is also something that I need to raise funds for to make because there's some really exciting things that can happen for the mobile app and our products.

WF: Tell us about the team.

We have a really amazing design team here in Los Angeles, and these are designers that have worked both in men's fashion and also in leather products. One of my designers worked for Tanner Goods, and she also worked for Will Leather Goods, so we have some really good knowledge on the design side. I act as the creative director and I'm a pretty tough customer to make happy. Between the three of us, the design part is really special.

The first part of my (Mike) career was working at really large tech companies doing mostly turnarounds. Companies that had some brand relevancy problems would call me and I would go in and help resolve that or help get them on track or rebrand. That happened with AOL, with Intuit, and with MySpace. Probably the biggest digital project that I had to do was when Rupert Murdoch hired me to redesign MySpace so that he could sell it. He didn't tell me it was to sell it; I actually thought it was going to be to save MySpace, but then Justin Timberlake bought it. There's that part of my career.

The next part was startups. We started this accelerator and launched Dollars Shave Club and a whole bunch of other startups, and then I applied everything that I learned from the e-commerce portion of that accelerator to my current business, This Is Ground. My background is pretty much all digital. The early inspiration for This Is Ground comes from my early twenties when I was on an advertising blimp tour. We were traveling the country with a blimp that was carrying cameras for ESPN covering NASCAR races and baseball games, and that's where my fascination with travel and organization came from. Because we were just in these small towns for two weeks at a time, we had all this obscure equipment, and we were living on the road, the efficiency of organization really stuck to me. I was also creative then, so I would write and I do illustrations and graphic design. The name of the business, This Is Ground, comes from when I would address the pilot over the VHF radio, saying, "560 alpha-bravo, this is ground."

Other folks on the team include Fran Leung, and he worked at Hardgraft. Hardgraft is probably our closest competitor and they're based in the UK. He has really spearheaded the European expansion and he is running the operation in Europe right now, as well as the overseas production.
In the United States, it's primarily design, so I have a couple of designers. Tara worked at Tanner Goods in real leather goods. She has an industrial design background, and then applied it to leather accessories, and now she's with us.

I also have the fulfillment, and warehouse component in Los Angeles, but we're going to outsource that to England now.

My head of sales in Vancouver is Mike Edwards. Mike Edwards is probably one of the most well-known angel investors up in Canada. He just so happens to have a sales background, so him and his wife, when they were young and free, would travel around to different concerts and sell T-shirts out of their van. When he learned about my business and my need to build a sales team, he came onboard.

WF: What's the following like?

We communicate quite a bit with our community and that manifests in the following ways. We have a lot of social channels through which we'll reach out for feedback and enlist testers. We'll give early hand-cut prototypes out to people who'll provide feedback to us. Sometimes their reviews even change the overall design of the product. We'll oftentimes reach out to our community to help us name products. We have a special group of travelers that we sponsor, so we'll find out where they're headed for the summer and what they're bringing with them, and then we'll curate a collection of products and send it to them so that they can give us feedback, content, and photography. In the spring, we sponsored about 10 commuters around the world when we launched our backpack. We had a commuter on just about every continent using prototypes of our backpack. We documented it all and made a map so that everyone could see that.

Our community also extends out to people that work in entertainment. We have some super fans that are really interesting--people like Alton Brown. He's on a tour right now and we gave him product to take on tour. Howard Stern also uses our stuff. If you're a guest on the Howard Stern Show, they hand our products to the guest. Local talent agencies in LA, like CAA, basically have us on speed dial. If it's someone's birthday or if someone won an award, they'll give our stuff to the client. The Olympics in Rio, the agency that represents a lot of the top athletes asked us to create a special gift. Stephen Colbert, if you're a guest on the Stephen Colbert Show, you also receive our products. There's this ring of entertainment in our influencer sphere which is interesting.

Press is also a large part of our community, and they've been very kind to us. I think they really appreciate how much we geek out on design, and they love being able to tell the world that, "Here's the first leather Weekender with built-in Wi-Fi." We have a fantastic relationship with press.

The other one I would add is other brands. Brands like Karma, Tile, Grado headphones, a bunch of notebook companies, and a bunch of tech companies. We care a lot about relationships with the people in our community, and I think that it enhances the overall experience because when you carry our stuff it just feels like it's part of this greater world.

Ask a Question

Type your question here... ASK QUESTION

Ramon Lacroze Sep 18 2016

I really like the products, but could you please explain to me the meaning behind the name of the business? That's the one thing I don't understand.



Mike Macadaan Creative Director & CEO FOUNDER Sep 20 2016

Hey Ramon! So part of the inspiration behind the brand is this period in my life when I traveled the country with an advertising blimp. We carried cameras for ESPN and advertised for Met Life and other brands. When I communicated with the blimp pilot I would say "560 Alpha Bravo, this is ground." That's where the name came from. The connection to my blimp phase is travel, adventure, and organizing lots of different gear that we travelled with.

LIKE

Joseph Morse Sep 30 2016

Hi Mike, I already invested $5k but would like to order a Mod Tablet 3 for a trip in a couple weeks. Can I order one at your website, then get reimbursed when my investment goes through?



Mike Macadaan Creative Director & CEO FOUNDER Sep 30 2016

Hi Joseph, we'll see what we can do! Please send *ashley@thisisground.com* a note, I've already briefed her on this.

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MORE QUESTIONS



THIS IS GROUND

2017 Report

Dear investors,

Hello TIG investors! A big warm thanks from all of us at TIG on the continued support for our brand. 2017 represented the first full year of live ops against our model of building product in Italy, shipping from the U.K., and designing from LA. Our biggest takeaways were that with the majority of the TIG audience and sales coming from the U.S., the European expansion wasn't the most efficient with regards to the fulfillment side. That said, the product quality and overall customer satisfaction increased substantially outside. We also noticed that while there was an opportunity to grow the business in parts of the world outside of North America, we didn't have historical data that gave us a tried and true model for this. Now that year one is in the books, we have some invaluable data and have already started to action steps towards a more efficient operation.

2018 will represent more experimentation while leveraging data and learnings from 2017. With traffic growing from mobile devices we made the decision to build our own IOS app https://apple.co/2H2gge6. We've started a new "Small Batch" program that allows us to present a new product to our audience and allow them to preorder in our own crowd funding model. This allows us to set a target which is the minimum number of products that our factory will build for material and labor efficiencies. Our first experiment was the Apple Watch Bands and with 6 days left over the 30 day mark, I'm happy to report that we passed our goal of 50 units. We will have a Small Batch each month in 2018. We've partnered with the Particle Podcast which is a show about the future. As a partner, we're able to provide direction on topics, promote our brand at the front of each episode, and publish content early to our app. The podcast is produced by Ground Control which also produces Biden's Briefing, Gordon Ramsay's Alexa Skill, and another title in the category of fashion coming soon. We have activated a lot of new content channels as we know that the more content we push out, the more our audience will come into our channels and inevitably collide with new product launches.

Our team is at a healthy size and there are more areas we're discovering efficiencies and experiments that will further the strength of our brand. One of our biggest issues is that we have a lot of content and product news to share. We thank you in advance for all that you can do to help us continue to get the word out.

Thank you,
Mike

We need your help!

We'd love the continued support by way of promoting our brand. We have a rich narrative and like other brands, we always look for ways to get the word out. If anyone has access to large audiences across different media types, we'd love to partner up on offering something special for these audiences. This can come in the form of company perks, promotional gifts, or any volume buys. We would also love to get the word out about our new app found here https://apple.co/2H2gge6. We've partnered with a podcast and built an audio player so that our audience can enjoy audio while they check out our products within the app.

Sincerely,

Mike Macadaan
Creative Director & CEO

Our Mission

Everyday, we accumulate more tech—chargers, wires, tablets—but until now, there hasn't been a savvy way of organizing them on-the-go and look great while doing so. This is Ground is designed specifically for living in 2016. All of our products—from the cord taco that keeps your headphones detangled, to the Mod which handles everything from your laptop to your sunglasses—are crafted to make living with technology easy *and* stylish. That's why we design goods for tech giants such as Facebook.

See our full profile

How did we do this year?

Report Card

A+

The Good

First full year of live ops against our model of building product in Italy, shipping from the U.K., and designing from LA

Product quality and customer satisfaction is increasing

Action steps towards a more efficient operation

The Bad

We noticed a pattern that affected brand perception from our domestic customer base

The European expansion wasn't the most efficient with regards to the fulfillment side

Didn't have historical data that gave us a tried and true model for expanding business outside of North America

2017 At a Glance

January 1 to December 31


$$$$

$2,920,478 [25%]
Revenue



-$241,974
Net Loss


IOU!

$229,311 [56%]
Short Term Debt



$0
Raised in 2017



$45,576
Cash on Hand
As of 12/31/17



Months of Runway
As of 12/31/17

The biggest change is that we've have expanded our fulfillment back into the United States. We noticed a pattern that affected brand perception from our domestic customer base that when they had to return items to the U.K., it only compounded their frustrations. Given that 60% of our sales comes from the U.S., we made the decision to move inventory to a new warehouse located just outside of Dallas, Texas. We now have the ability to accept return and fulfill orders from North America directly from Texas. Additionally we've branched our website so that if you access our digital shop from outside of North America, it goes to thisisground.co.uk - this allows us to separate global orders that will still go to our U.K. warehouse from our domestic orders. This was a big effort that we started at the beginning of the year to be in a position to learn and course correct by holiday season.

We expect our revenues to be flat year over year as we had to make the trade-off of a revised operational strategy vs. design and build of new products. That said, we have shipped a few new products and have an aggressive launch schedule for the second half of 2018. Expenses will reduce over the next few months as the initial investment of activating the new warehouse is now in the past. We also invested in the build of a new IOS mobile app which will go into Q1 operational costs.

Net Margin: -8%

Gross Margin: 49%

Return on Assets: -45%

Earnings per Share: -$48,394.80

Revenue per Employee: $730,120

Cash to Assets: 7%

Revenue to Receivables: 6,198%

Debt Ratio: 166%

TIG_FIN_ThisIsGround_Holdings...

ThisIsGroundReviewed_Financia...

We ❤ Our
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Thank You For Believing In Us

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Thank You!

From the This Is Ground Team



Mike Macadaan
Creative Director & CEO



Francis Leung
Head of European Operations



Nisha Rabiee
Design Director



Grant Perrins
U.S. Operations



Ashley Bolanos
Customer Service

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Mike Macadaan	CEO @ This Is Ground	2015

Officers

OFFICER	TITLE	JOINED
Mike Macadaan	President, CEO, Treasurer, Secretary	2015

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Science Media, LLC	2,890,000 Preferred	49.0%
Mike Macadaan	3,000,000 Common	51.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
09/2013	$25,000		Section 4(a)(2)

The use of proceeds is to fund general operations.

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	6,000,000	3,000,000	Yes
Preferred Stock	2,890,000	2,890,000	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

Shipping. Our customers are all over the world. Since the majority of our business comes from the internet and thus we have to fulfill orders that require global shipping, this represents logistical risks. Those risks would be that if inventory is destroyed in a warehouse or lost in transit.

Design. We're in the process of fleshing out our collections. Once a collection is set, it's just a matter of updating them annually to ensure current fit with current hardware. If there's an interruption to our design process or something happens to our design team, it would require a quick recovery.

Reliance on Electronics. Some of our goods are made to be used with electronics of specific dimensions and specs. As a result, we need to predict what products to create for and the demand for those products. If we are incorrect about those projections, it could lead to overproduction or underproduction of those items.

Leather Goods. Leather goods represent a large portion of our product offerings. While we do not foresee it happening, if there were an interruption of the leather supply or an increase in the price of leather, it could impact our operations and our ability to fulfill orders or to meet demand.

Manufacturing. We currently have two main manufacturing partners, located in Los Angeles and Italy. An interruption in the operations of either plant could potentially result in an interruption of our own business and the need to divert resources into making up any production deficits.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. Issuer Repurchase of Securities/Prepayment of Notes. The Company has the right to repay principal and interest on the promissory notes at any time prior to the maturity date. If the Company repays principal and interest on the notes early, Investor will receive fewer interest payments than expected at purchase. A sale of the issuer or of assets of the issuer. As a noteholder with no voting rights, the Investor will have no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the board of directors of the Company to manage the Company so as to maximize value for shareholders and ensure full payment of noteholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the board of directors of the Company. If the board of directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the amount received will be sufficient to repay Investor and other noteholders. Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and board of directors of the Company will be guided by their good faith judgment as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the promissory notes will likely hold a minority position in the Company and will have no voting rights in the Company, and thus will be limited as to its ability to control or influence the governance and operations of the Company. The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its board of directors, and the Investor will have no independent right to name or remove an officer or member of the board of directors of the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the principal shareholder(s) may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of the principal shareholder(s), and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the principal shareholder(s) may change the terms of the operating agreement for the Company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The principal shareholder(s) also may force the Company to prepay the promissory notes before their maturity date. The principal shareholder(s) may make changes that affect the tax treatment of the Company in ways that are unfavorable to the Investor but favorable to them. The principal shareholder(s) may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. The principal shareholder(s) may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The principal shareholder(s) have the right to redeem their securities at any time. The principal shareholder(s) could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. The exit of the principal shareholder(s) may affect the value of the Company and/or its viability. Based on the factors described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The value of the promissory notes will be determined by the Company's senior management in accordance with U.S. generally accepted accounting principles. For example, the notes may be valued based on principal plus anticipated Repayment Amount.

Company

Thisisground Holdings, Inc.

- Delaware Corporation
- Organized October 2015
- 4 employees

2449B Hunter St.
Los Angeles CA 90021

http://www.thisisground.com

Business Description

Refer to the This Is Ground profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

This Is Ground has previously not complied with the reporting requirements under Rule 202 of Regulation Crowdfunding.

The issuer failed to file a 2016 annual report.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Mike Macadaan

CEO & Creative Director at This is Ground

Los Angeles, California | Internet

Previous Science Inc, Urbandig, MySpace

Send Mike InMail

500+ connections

https://www.linkedin.com/in/macadaan

Contact Info

Posts

Published by Mike



seeking embedded sw engineer C/C++ for high-end...

February 24, 2016

Background

Summary

With more than 14 years of user-experience design work with a wide range of consumer products and services, Mike segued to This Is Ground after serving as co-founder and partner of Los Angeles-based Science Inc., leading brand and design initiatives for companies such as Dollar Shave Club and DogVacay. Prior to Science, Mike was the co-founder of Urbandig, a destination enabling adventurers to experience a city like a true local, which he launched following more than two years as the creative director behind the recent MySpace redesign. In this role, he was at the forefront of developing contextually appropriate methods to attract and develop top talent, improve interface standards and enhance the user experience, helping lead the charge for the evolution of MySpace from a legacy social network to a social entertainment destination.

Among other experience, Mike honed his professional credentials as VP of user experience & design for AOL Time Warner, working on product design for AOL and AIM; principal UI designer for Intuit, focused on TurboTax and SnapTax; creative director for TechTV (prior to its relaunch as G4); and a design director for Disney Interactive.

Specialties: Product design, brand development, marketing, launching products, interaction design, visual design, design management, information architecture, ucd, innovation, process, design infrastructure, team building and creating/maintaining an innovative atmosphere. user experience design

Experience

CEO & Creative Director

This is Ground

April 2015 – Present (1 year 6 months) | Greater Los Angeles Area

UX and Design Partner
Science Inc
October 2011 – April 2015 (3 years 7 months) | Los Angeles

SCIENCE

Work with startups from inception to launch on ux, visual design, brand, packaging and messaging.


TOYOTA

DollarShaveClub.com - Our Blades Are F***i...

Co-Founder
Urbandig
August 2011 – November 2011 (4 months) | Greater Los Angeles Area

Just launched Urbandig which is off the beaten path experiences so you can experience a city like a true local.

VP, User Experience & Design
MySpace
July 2009 – September 2011 (2 years 3 months)

Redesigned Myspace

VP Product & Design
Tsavo Media
August 2008 – July 2009 (1 year)

Created a network of lifestyle content sites for men, women, parents, foodies, and others.

VP User Experience & Design
AOL Time Warner
May 2001 – August 2008 (7 years 4 months)

Product design for Aol and AIM.

▾ 9 recommendations, including:



Danielle Hypolite
Administrative Assistant, City of Mtn. View

I was Mike's assistant to him and staff for over a year at AOL. His intelligence, easy-going personality, and humor was... View↓



Jennifer Consalvo
COO & Co-Founder of Media Company, ...

Even though we worked thousands of miles apart, I could always rely on Mike to lead our creative team, stay in sync with our... View↓

7 more recommendations↓

Principal UI Designer
Intuit
July 2003 – July 2004 (1 year 1 month)

intuit

Worked on TurboTax and SnapTax

▾ 1 recommendation



Ant Creed
GM, Experience Design at DD STUDIO

Mike is a remarkable talent in the area of design leadership and management. He leads by inspirational example, demonstrating to teams that what seemed impossible is actually achievable - but that's not all. He facilitates the performance of... View↓

Creative Director
TechTV
2000 – 2001 (1 year)

Connected TV look and feel to digital

Design Director
Disney Interactive
1998 – 2000 (2 years)

Payments, commerce, content and redesign

Patents

PERSONALIZATION TECHNIQUES USING IMAGE CLOUDS

Europe 20080209349
Issued August 28, 2008

Systems and methods for personalization using image clouds to represent content. Image clouds can be used to identify initial user interest, present recommended content, present popular content, present search results, and present user profile information. Image clouds are interactive, allowing users to select images displayed in the image cloud, which can contribute to presenting more... **more**

4 inventors:

- **Mike Macadaan** – CEO & Creative Director at This is Ground
- **Rob Metzgar** – UX Design Manager-Mobile Design & In...
- **Bill Wetherell** – Head of Design at FutureAdvisor - Invest...
- **Wendy Perlson** – Sr. Interaction Designer at Acxiom

Active and passive personalization techniques

United States 8,082,511
Issued December 20, 2011

5 inventors, including:

- **Mike Macadaan** – CEO & Creative Director at This is Ground
- **David Liu** – President and COO; Board Director at K...
- **Brock LaPorte** – Vice President, Engineering at Granular
- **Sudhir Tonse** – Engineering Manager at Uber (Hiring!)

Skills

Top Skills

Endorsements	Skill
99+	User Experience
99+	Interaction Design
99+	Creative Direction
96	User Experience Design
86	Start-ups
80	User Interface Design
74	User Interface
45	Social Media
35	E-commerce
33	Experience Design

Mike also knows about...

- 31 User-centered Design
- 30 Digital Media
- 27 Visual Design
- 26 Digital Strategy
- 21 Mobile Applications
- 21 User Research
- 21 Web Analytics
- 21 Usability
- 19 Online Marketing
- 19 Wireframes
- 16 Mobile Design
- 14 Content Strategy
- 13 Product Design
- 13 Leadership
- 12 Web Design
- See 16+ >

Additional Info

- **Personal Details**

Birthday July 1

- **Advice for Contacting Mike**

925-408-7410

Organizations

Additional Organizations

Design Management Institute, AIGA, ACM-SIGCHI

Recommendations

Received (10) Given (16)

VP User Experience & Design
AOL Time Warner



Danielle Hypolite
Administrative Assistant, City of Mtn. View

“ I was Mike's assistant to him and staff for over a year at AOL. His intelligence, easy-going personality, and humor was enjoyable to work for.

October 1, 2009, Danielle reported to Mike at AOL Time Warner



Jennifer Consalvo
COO & Co-Founder of Media Company, Founder, Product Development Company

“ Even though we worked thousands of miles apart, I could always rely on Mike to lead our creative team, stay in sync with our business needs and create compelling, original projects. I trust in Mike's creative abilities and business sense and know that he's always pushing things forward in fresh, new directions. He's an innovator, facilitator and all around excellent human... **more**

April 24, 2009, Jennifer worked with Mike at AOL Time Warner



Kiersten Lammerding
Product Designer at FutureAdvisor - Investment Management for Everyone

“ Mike has the uncanny ability to take complex idea and translate them into simple solutions for users. As a manger, Mike always found ways to make the work environment fun. He championed the value of design as well as create a collaborative and open dialog with product and engineering teams.

June 15, 2008, Kiersten reported to Mike at AOL Time Warner



Brock LaPorte
Vice President, Engineering at Granular

"The key attribute to know about Mike is that he is constantly striving to create new, fun, better ways of presenting applications to end users. He was THE key driver behind at least 2 major innovation efforts while I was at AOL, and he did a great job leading/inspiring his team and co-workers to think out-of-the-box. Mike is a first rate worker, designer and leader.... **more**

August 23, 2007, Brock worked directly with Mike at AOL Time Warner



Karen Hullenbaugh
Director Product Management - Service Provider Solutions at Asurion

"Mike is an extremely creative designer who captures the essence of what a product or web site is meant to communicate to a user. He is also a strong manager who is well respected by all his colleagues.

December 18, 2006, Karen worked directly with Mike at AOL Time Warner

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